EXHIBIT 99.1

3D Systems Reports Second Quarter 2023 Financial Results

ROCK HILL, S.C., Aug. 09, 2023 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today its financial results for the second quarter ended June 30, 2023.

Second Quarter Financial Results and Recent Business Highlights
(All numbers are unaudited and are presented in thousands, except per share amounts or as otherwise noted)

  Q2 2023 revenue of $128,194 and year-to-date revenue of $249,430 decreased from the prior year by 8.5% and 8.6% respectively, predominantly driven by expected weakness in the dental orthodontics markets
  Excluding dental orthodontics markets, year-to-date revenue increased by over 3% and approximately 2% on a purely organic basis
  Net loss of $28,895, diluted loss per share of $0.22, and diluted non-GAAP loss per share(1) of $0.07
  Q2 2023 Adjusted EBITDA(1) of negative $6,898 improved over 30% sequentially, but declined year-over-year driven primarily by lower total sales volume, inflationary impacts on our input costs, and substantial investments in future organic growth
  First half 2023 discretionary investments in Regenerative Medicine exceeded $4,000 as progress and technology feasibility are increasingly demonstrated
  Revising annual revenue guidance to $525-$545 million and updating Adjusted EBITDA(1) guidance to attainment of positive Adjusted EBITDA in the fourth quarter of 2023
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Revenue	$128,194	$140,045	$249,430	$273,046
Operating (loss)	(31,729)	(32,038)	(65,125)	(55,270)
Net (loss) income	(28,895)	(32,961)	(58,316)	(59,760)
Diluted (loss) income per share	(0.22)	(0.26)	(0.45)	(0.47)

Non-GAAP measures for year-over-year comparisons:(1)
Non-GAAP gross profit margin	38.9%	38.0%	38.9%	39.3%
Adjusted EBITDA	(6,898)	(2,578)	(16,993)	(651)
Non-GAAP diluted (loss) income per share	$(0.07)	$(0.07)	$(0.16)	$(0.12)

(1) See “Presentation of Information in this Press Release” below for a description, and the Appendix for the reconciliation of non-GAAP measurements to the most closely comparable GAAP measure.

Summary Comments on Results

Commenting on second quarter results, Dr. Jeffrey Graves, President and CEO of 3D Systems stated, “Looking at the state of the additive manufacturing market today, it is increasingly clear to us that the industry is at an exciting inflection point, with 3D printing now moving into factory production environments world-wide. What we and many others in our space agree upon is that scale is increasingly necessary, not only to deliver sustainable profitability, but also to diversify end markets and smooth out quarterly results, such that one market, technology, or customer does not have an outsized impact on consolidated financial results. For our company, the dramatic success we have experienced in the dental orthodontics market over many years has now translated into an outsized negative impact as consumer discretionary spending on dental aligners has plummeted. Over the last four quarters this has created a significant headwind to our performance, with total revenues from this market declining by over $50 million. While we are pleased to see this market now showing signs of stabilization, the ultimate answer is to broaden market exposure and continue to expand the sales, service and technology expertise that our customers require. Unfortunately, our 3D printing industry today remains highly fragmented and, until this is rectified, all companies will be exposed to similar volatility over time.

Dr. Graves continued, “At 3D Systems, we see two distinct paths to achieving scale. The first is an immediate step-function change through our proposed combination with Stratasys, which has the added benefits of significant short-term cost synergies and an outstanding breadth of combined technology platforms for sustained, long-term growth. The second path is to attain scale organically, leveraging our current metal and polymer technology portfolio, which is the broadest in the industry, and our groundbreaking development efforts in regenerative medicine, which you will hear much more about over time. Either path can be successful, but the combination with Stratasys clearly accelerates the benefits to our customers and shareholders, which is why we have been working on this concept for the last two years, and so passionately over the last two months. Candidly, we expected this transaction to be announced by now and are frustrated by the pace and the lack of any engagement on the merger agreement we delivered to Stratasys signed in escrow on July 13. We remain committed to pursuing this powerful combination for the benefit of our collective shareholders, but can only conclude the merger if Stratasys shares our commitment.”

“As it relates to our quarterly results, we felt some of the challenges related to this lack of scale in the second quarter. That said, we were pleased that, excluding our dental orthodontics business, we continued to see organic revenue growth of roughly 2% year-to-date, even in the midst of a difficult macroeconomic environment. Most companies in our industry, given their size and narrower focus, cannot make this same statement. Last quarter, we forecasted a full-year decline of roughly 35% in our dental business and our expectations remain unchanged for that portion of our business at mid-year. In our non-dental business, during the last few weeks of the quarter, we started to notice that sales cycles for new, large printers had begun to extend as customers began to be more cautious with their capital spending. Countering these headwinds there were also pockets of strength throughout the first half, particularly in our Personalized Healthcare Solutions business where we have delivered over 15% revenue growth year-to-date and are uniquely positioned versus our competition. Additionally, in our Industrial segment, we continued to see growth in our Aerospace & Defense, Consumer and Durable Goods, Foundries and Semiconductor markets, as well as with our Titan extrusion printing platform across virtually all industrial markets. Lastly, we continued to make significant investments in our emerging Regenerative Medicine development efforts, which we believe has the ability to drive significant long-term growth and value creation. Our core efforts, directed toward the manufacture of human organs, are proceeding very well, in partnership with United Therapeutics, and our newly established Systemic Bio business, which is focused on acceleration of new drug therapies for customers in the pharmaceutical industry continues meeting its aggressive objectives. After announcing our first contract with a major pharmaceutical company last quarter, we’ve also seen the FDA announce that animal testing is no longer required prior to human trials. This gives us even more confidence in the demand we expect for our h-VIOS, or organ-on-a-chip, technology. We expect to close our second major pharma contract later this year with many more now in the pipeline. Finally, in non-organ tissues, earlier this week we signed an exclusive partnership with Theradaptive, a protein engineering company focused predominantly on orthopedic regeneration, to combine our expertise in orthopedics and soft tissue additive manufacturing with Theradaptive’s breakthrough technology in material binding.”

Dr. Graves concluded, "Given all of these market dynamics, we believe it is prudent to adjust our full year 2023 revenue expectation to $525 million to $545 million, and would now expect positive adjusted EBITDA in Q4’23. This includes the full year investment of roughly $10 million in our regenerative medicine business. While our results in the first half of the year have been more challenging than originally expected, we are encouraged by our year over year organic revenue growth excluding our dental business. We firmly believe that, with the steps we are taking to manage our costs while scaling the business, the long-term future at 3D Systems is incredibly bright."

Summary of Second Quarter and Year-to-Date Results
Revenue for the second quarter of 2023 decreased 8.5% to $128,194 compared to the same period last year, and revenue on a constant currency basis decreased 8.7%. The decline in revenue primarily reflects lower sales to certain dental orthodontic market customers due to macroeconomic factors that are negatively impacting demand for elective dental procedures. Second quarter 2023 revenue from our non-dental markets decreased 2.1%, and 2.4% on a constant currency basis, compared to second quarter 2022.

Revenue for the first half of 2023 decreased 8.6% to $249,430 compared to the same period last year, and revenue on a constant currency basis decreased 7.7%. The decline of revenue primarily reflects lower sales to certain dental orthodontic market customers due to macroeconomic factors that are negatively impacting demand for elective dental procedures, as expected. Revenue from our non-dental markets increased 3.3%, and 4.7% on a constant currency basis, compared to first half of 2022.

Healthcare Solutions revenue for the second quarter 2023 decreased 15.2% to $60,874 compared to the same period last year. Healthcare Solutions revenue decreased 15.4% year over year on a constant currency basis due to continued softness in our dental orthodontic market, as expected. Healthcare Solutions revenue from our non-dental markets decreased 3.6%, and 3.9% on a constant currency basis, versus the same period last year.

For the first half of 2023, Healthcare Solutions revenue decreased 19.5% to $109,599 compared to the same period last year due to continued softness in our dental orthodontic markets, which was down 34.7% versus the first half of 2022. Healthcare Solutions revenue for the first half of 2023 from our non-dental markets increased 6.7%, and 7.1% on a constant currency basis, versus the first half of 2022.

Industrial Solutions revenue for the second quarter 2023 decreased 1.4% to $67,320 compared to the same period last year. Industrial Solutions revenue on a constant currency basis decreased 1.7% year over year.

For the first half of 2023, Industrial Solutions revenue increased 2.1% to $139,831 compared to the same period last year. Industrial Solutions revenue on a constant currency basis increased 3.8% versus the first half of 2022.

Gross profit margin in the second quarter of 2023 was 39.0% compared to 37.9% in the same period last year. Non-GAAP gross profit margin was 38.9% compared to 38.0% in the same period last year. Gross profit margin increased primarily due to favorable pricing, product mix and cost optimization efforts to in source production.

Gross profit margin in the first half of 2023 was 38.9% compared to 39.2% in the same period last year. Non-GAAP gross profit margin was 38.9% compared to 39.3% in the same period last year. Gross profit margin decreased primarily due to expected dental orthodontics related volume, partially offset by price increases and cost optimization efforts to in source production.

Net loss attributable to 3D Systems Corporation decreased by $4,066 to a loss of $28,895 in the second quarter of 2023 compared to the same period in the prior year. The decrease in Net loss attributable to 3D Systems Corporation primarily reflects an increase in interest income earned on cash and cash equivalents resulting from increased interest rates.

Net loss attributable to 3D Systems Corporation decreased by $1,444 to $58,316 in the first half of 2023 compared to the same period in the prior year. The decrease in Net loss attributable to 3D Systems Corporation primarily reflects an increase in interest income earned on cash and cash equivalents resulting from increased interest rates.

Adjusted EBITDA decreased by $4,320 to a loss of $6,898 in the second quarter of 2023 compared to the same period last year. The decrease in Adjusted EBITDA primarily reflects lower total sales volume, inflationary impacts on our input costs, and continued investments in future growth.

Adjusted EBITDA decreased by $16,342 to a loss of $16,993 in the first half of 2023 compared to the same period last year. The decrease in Adjusted EBITDA primarily reflects lower total sales volume, inflationary impacts on our input costs, and continued investments in future growth.

Updating 2023 Outlook
3D Systems is revising its full-year 2023 revenue and Adjusted EBITDA financial guidance and confirming its 2023 non-GAAP gross profit margin as follows:

Full Year 2023 Guidance as of:

	August 9, 2023	May 8, 2023

Revenue:	$525 - $545 million	$545 - $575 million

Non-GAAP Gross Profit Margin:	40% - 42%	40% - 42%

Adjusted EBITDA:	Positive exiting Q4'23	$2 million or better

Financial Liquidity
At June 30, 2023, the company had cash and cash equivalents and short-term investments of $491,579, a decrease of $77,158 since December 31, 2022. The decrease resulted primarily due to cash used in operations of $46,269, capital expenditures of $13,549, acquisitions and other investments of $15,654, and taxes paid related to net share settlement of equity awards of $4,564. At June 30, 2023, the company had total debt net of deferred financing costs of $450,848.

Q2 2023 Conference Call and Webcast
The company will host a conference call and simultaneous webcast to discuss these results on August 9, 2023, which may be accessed as follows:

Date: August 9, 2023
Time: 8:30 a.m. Eastern Time
Listen via webcast: www.3dsystems.com/investor
Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. In particular, we note that there is no assurance that a definitive agreement for the transaction referenced in this report will be entered into or consummated or that integration will be successful or synergies will be realized if such transaction were to be consummated. In addition, we note that Stratasys is not able to countersign a merger agreement with 3D Systems without first terminating Stratasys’ merger agreement with Desktop Metal and that the mutual consent of both Stratasys and Desktop Metal is necessary for termination of the Desktop Metal merger agreement. In addition, we note that Stratasys continues to recommend in favor of the Desktop Metal merger agreement, which remains in full force and effect, and that the vote by Stratasys shareholders on the Desktop Metal merger agreement has not yet occurred or been scheduled. Business combination proposals, transactions and integrations are subject to numerous risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

All references to the binding nature of the offer and merger agreement being proposed by 3D Systems, whether in a press release, presentation, other document or public statement, are subject to the contents of the escrow letter that was filed by 3D Systems on July 13, 2023 with the SEC on Form 8-K.

Additional Information

This communication does not constitute an offer to buy or sell or the solicitation of an offer to sell or buy any securities. This communication relates to a proposal which 3D Systems has made for a business combination with Stratasys. In furtherance of this proposal and subject to future developments, 3D Systems and/or a new holding company to be formed by 3D Systems (and, if a negotiated transaction is agreed, Stratasys) may file one or more registration statements, proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, prospectus or other document that 3D Systems and/or Stratasys may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF 3D SYSTEMS AND STRATASYS ARE URGED TO READ THE PROXY STATEMENT(S), REGISTRATION STATEMENT, PROSPECTUS AND/OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. ANY DEFINITIVE PROXY STATEMENT(S) OR PROSPECTUS(ES) (IF AND WHEN AVAILABLE) WILL BE MAILED TO STOCKHOLDERS OF 3D SYSTEMS AND/OR STRATASYS, AS APPLICABLE. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by 3D Systems through the web site maintained by the SEC at http://www.sec.gov.

This document shall not constitute an offer to buy or sell or the solicitation of an offer to sell or buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, 3D Systems and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about 3D Systems’ executive officers and directors in 3D Systems’ definitive proxy statement filed with the SEC on April 5, 2023. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at http://www.sec.gov.

Presentation of Information in this Press Release
3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP diluted income (loss) per share, and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

  amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;
  costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;
  stock-based compensation expenses, a non-cash expense;
  charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;
  certain compensation expense related to the 2021 Volumetric acquisition; and
  costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business' operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and free cash flow to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 30 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading Additive Manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial Solutions markets such as Medical and Dental, Aerospace & Defense, Automotive and Durable Goods. More information on the company is available at www.3dsystems.com

Tables Follow

3D Systems Corporation Unaudited Consolidated Balance Sheets June 30, 2023 and December 31, 2022
(in thousands, except par value)	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$490,444	$388,134
Short-term investments	1,135	180,603
Accounts receivable, net of reserves — $3,009 and $3,114	96,786	93,886
Inventories	156,153	137,832
Prepaid expenses and other current assets	40,395	33,790
Total current assets	784,913	834,245
Property and equipment, net	62,789	58,072
Intangible assets, net	85,130	90,230
Goodwill	387,934	385,312
Right-of-use assets	66,076	42,746
Deferred income tax asset	4,805	7,038
Other assets	40,050	28,970
Total assets	$1,431,697	$1,446,613
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current lease liabilities	$10,286	$9,036
Accounts payable	59,023	53,826
Accrued and other liabilities	47,239	55,571
Customer deposits	7,330	6,911
Deferred revenue	30,032	26,464
Total current liabilities	153,910	151,808
Long-term debt, net of deferred financing costs	450,848	449,510
Long-term lease liabilities	64,451	41,779
Deferred income tax liability	7,923	7,631
Other liabilities	41,610	44,181
Total liabilities	718,742	694,909
Redeemable non-controlling interest	1,951	1,760
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 133,504 and 131,207 as of June 30, 2023 and December 31, 2022, respectively	133	131
Additional paid-in capital	1,562,529	1,547,597
Accumulated deficit	(802,278)	(743,962)
Accumulated other comprehensive loss	(49,380)	(53,822)
Total stockholders’ equity	711,004	749,944
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,431,697	$1,446,613

3D Systems Corporation Unaudited Consolidated Statements of Operations Three and Six Months Ended June 30, 2023 and 2022.
	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue:
Products	$89,165	$103,774	$173,553	$204,325
Services	39,029	36,271	75,877	68,721
Total revenue	128,194	140,045	249,430	273,046
Cost of sales:
Products	56,135	65,331	106,015	123,803
Services	22,043	21,576	46,301	42,310
Total cost of sales	78,178	86,907	152,316	166,113
Gross profit	50,016	53,138	97,114	106,933
Operating expenses:
Selling, general and administrative	58,983	64,404	117,268	119,819
Research and development	22,762	20,772	44,971	42,384
Total operating expenses	81,745	85,176	162,239	162,203
Loss from operations	(31,729)	(32,038)	(65,125)	(55,270)
Interest and other income (expense), net	3,214	329	7,089	(1,954)
(Loss) income before income taxes	(28,515)	(31,709)	(58,036)	(57,224)
(Provision) benefit for income taxes	(222)	(1,289)	(230)	(2,573)
(Loss) on equity method investment	(142)	—	(142)	—
Net (loss) income before redeemable non-controlling interest	(28,879)	(32,998)	(58,408)	(59,797)
Less: net (loss) income attributable to redeemable non-controlling interest	16	(37)	(92)	(37)
Net (loss) income attributable to 3D Systems Corporation	$(28,895)	$(32,961)	$(58,316)	$(59,760)

Net (loss) income per common share:
Basic	$(0.22)	$(0.26)	$(0.45)	$(0.47)
Diluted	$(0.22)	$(0.26)	$(0.45)	$(0.47)

Weighted average shares outstanding:
Basic	129,907	127,703	129,535	127,218
Diluted	129,907	127,703	129,535	127,218

3D Systems Corporation Unaudited Consolidated Statements of Cash Flows Six Months Ended June 30, 2023, 2022
	Six Months Ended
(in thousands)	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net (loss) income before redeemable non-controlling interest	$(58,408)	$(59,797)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion of debt discount	18,442	18,198
Stock-based compensation	18,282	20,061
Loss on short-term investments	6	—
Non-cash operating lease expense	4,025	—
Provision for inventory obsolescence and revaluation	4,550	97
Provision for bad debts	100	1,042
Loss (gain) on the disposition of businesses, property, equipment and other assets	57	—
Benefit for deferred income taxes and reserve adjustments	—	628
Loss on equity method investment	142	—
Asset impairment	1,187	24
Changes in operating accounts:
Accounts receivable	(2,597)	(6,173)
Inventories	(24,469)	(16,609)
Prepaid expenses and other current assets	(4,556)	(2,981)
Accounts payable	4,381	6,168
Deferred revenue and customer deposits	1,870	(704)
Accrued and other liabilities	(6,836)	1,618
All other operating activities	(2,445)	217
Net cash (used in) provided by operating activities	(46,269)	(38,211)
Cash flows from investing activities:
Purchases of property and equipment	(13,549)	(10,368)
Purchases of short-term investments	—	(384,450)
Sales and maturities of short-term investments	179,790	41,044
Acquisitions and other investments, net of cash acquired	(15,654)	(83,312)
Net cash provided by (used in) investing activities	150,587	(437,086)
Cash flows from financing activities:
Debt issuance costs	—	(16)
Purchase of non-controlling interests	—	(2,300)
Taxes paid related to net-share settlement of equity awards	(4,564)	(10,047)
Other financing activities	(362)	(324)
Net cash (used in) provided by financing activities	(4,926)	(12,687)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	645	(2,047)
Net (decrease) increase in cash, cash equivalents and restricted cash	100,037	(490,031)
Cash, cash equivalents and restricted cash at the beginning of the year(a)	391,975	789,970
Cash, cash equivalents and restricted cash at the end of the period (a)	$492,012	$299,939

(a) The amounts for cash and cash equivalents and restricted cash shown above include restricted cash of $1,277 and $114 as of June 30, 2023 and December 31, 2022, respectively, which are included in prepaid expenses and other current assets. In addition, included in cash and cash equivalents and restricted cash above as of June 30, 2023 and December 31, 2022 is $291 and $3,727, respectively, of restricted cash, which, is included in other non-current assets. The amounts for cash and cash equivalents and restricted cash shown above include restricted cash of $1,105 and $313 as of June 30, 2022 and December 31, 2021, respectively.

Appendix 3D Systems Corporation Unaudited Reconciliations of GAAP to Non-GAAP Measures Three and Six Months Ended June 30, 2023 and 2022.
Constant Currency Revenue (4)
	Three Months Ended June 30,				Constant Currency(1)
(in thousands)	2023	2022	$ Change	% Change	FX Effect(2)	% Change(3)
Healthcare Solutions	$60,874	71,746	$(10,872)	(15.2)%	$181	(15.4)%
Industrial Solutions	67,320	68,299	(979)	(1.4)%	193	(1.7)%
Total revenue	$128,194	$140,045	$(11,851)	(8.5)%	$374	(8.7)%

(1) To assist in the analysis of the Company’s revenue trends, the Company estimated the impact of foreign exchange on year-over-year revenue growth by recasting revenue for the three months ended June 30, 2023 by applying the foreign exchange rates used to translate 2022 non-US functional currency revenue to 2023 non-US functional currency revenue.
(2) Represents the estimated impact on "as reported" revenue due to changes in foreign currency exchange rates
(3) Represents the % increase or decrease in revenue excluding the estimated "FX effect"
(4)Amounts in table may not foot due to rounding

	Six Months Ended June 30,				Constant Currency(1)
(in thousands)	2023	2022	$ Change	% Change	FX Effect(2)	% Change(3)
Healthcare Solutions	$109,599	$136,091	$(26,492)	(19.5)%	$(383)	(19.2)%
Industrial Solutions	139,831	136,955	2,876	2.1%	(2,303)	3.8%
Total revenue	$249,430	$273,046	$(23,616)	(8.6)%	$(2,686)	(7.7)%

(1) To assist in the analysis of the Company’s revenue trends, the Company estimated the impact of foreign exchange on year-over-year revenue growth by recasting revenue for the six months ended June 30, 2023 by applying the foreign exchange rates used to translate 2022 non-US functional currency revenue to 2023 non-US functional currency revenue.
(2) Represents the estimated impact on "as reported" revenue due to changes in foreign currency exchange rates
(3) Represents the % increase or decrease in revenue excluding the estimated "FX effect"
(4)Amounts in table may not foot due to rounding

Gross Profit and Gross Profit Margin (1)

	Three Months Ended June 30,
(in thousands)	2023		2022
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$50,016	39.0%	$53,138	37.9%
Amortization expense included in Cost of sales	(122)		136
Non-GAAP (2)	$49,894	38.9%	$53,274	38.0%

(1)Amounts in table may not foot due to rounding
(2) Calculated as non-GAAP gross profit as a percentage of total revenue.

	Six Months Ended June 30,
(in thousands)	2023		2022
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$97,114	38.9%	$106,933	39.2%
Amortization expense included in Cost of sales	14		276
Non-GAAP (2)	$97,128	38.9%	$107,209	39.3%

(1)Amounts in table may not foot due to rounding
(2) Calculated as non-GAAP gross profit as a percentage of total revenue.

Appendix 3D Systems Corporation Unaudited Reconciliations of GAAP to Non-GAAP Measures Three and Six Months Ended June 30, 2023 and 2022.
Net (Loss) Income to Adjusted EBITDA(1)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Net (loss) income attributable to 3D Systems Corporation	$(28,895)	$(32,961)	$(58,316)	$(59,760)
Interest (income) expense, net	(4,404)	(1,825)	(8,209)	(1,990)
Provision for income taxes	222	1,289	230	2,573
Depreciation expense	5,294	5,032	10,606	10,850
Amortization expense	3,258	3,303	6,497	5,980
EBITDA	(24,525)	(25,162)	(49,192)	(42,347)
Stock-based compensation expense	7,990	7,403	18,282	20,061
Acquisition and divestiture-related expense	1,512	2,972	4,188	6,654
Legal expense	2,656	10,760	2,735	10,773
Restructuring expense	4,121	(10)	5,824	301
Redeemable non-controlling interest	16	(37)	(92)	(37)
Loss on equity method investment	142	—	142	—
Other non-operating (income) expense, net	1,190	1,496	1,120	3,944
Adjusted EBITDA	$(6,898)	$(2,578)	$(16,993)	$(651)

(1) Amounts in table may not foot due to rounding

Appendix 3D Systems Corporation Unaudited Reconciliations of GAAP to Non-GAAP Measures Three and Six Months Ended June 30, 2023 and 2022.
Diluted (Loss) Income per Share(1)
	Three Months Ended June 30,		Six Months Ended June 30,
(in dollars)	2023	2022	2023	2022
Diluted (loss) income per share	$(0.22)	$(0.26)	$(0.45)	$(0.47)
Stock-based compensation expense	0.06	0.06	0.14	0.16
Amortization expense	0.03	0.03	0.05	0.05
Acquisition and divestiture-related expense	0.01	0.02	0.03	0.05
Legal expense	0.02	0.08	0.02	0.08
Restructuring expense	0.03	—	0.05	—
Non-GAAP diluted (loss) income per share	$(0.07)	$(0.07)	$(0.16)	$(0.12)

(1)Amounts in table may not foot due to rounding